Exhibit 4

THE
BANK OF
NEW
YORK

ESCROW AGREEMENT

By and among

GENTIUM S.P.A.,

THE BANK OF NEW YORK

AND

THINKEQUITY PARTNERS L.L.C.

Dated as of February 6, 2007

ACCOUNT NUMBER: 133193

SHORT TITLE OF ACCOUNT: Gentium S.p.A. Escrow Account 2007-1

ESCROW AGREEMENT made this 6th day of February, 2007, by and between THE BANK OF NEW YORK (the “Escrow Agent”), Gentium S.p.A., a joint stock company organized under the laws of the Republic of Italy (“Gentium”) and ThinkEquity Partners LLC (“ThinkEquity”) (Gentium and ThinkEquity each being a “Depositor” and collectively being the “Depositors”).

Preliminary Statement

WHEREAS, Gentium intends to cause the issuance and delivery of the American Depositary Shares (collectively, the “ADSs”) of Gentium pursuant to a securities subscription agreement (the “Subscription Agreement”) to be entered into among Gentium, and each of other investors whose names appear on the signature page of the Subscription Agreement (collectively, the “Investors”), which are represented for purposes of this Escrow Agreement by ThinkEquity;

WHEREAS, in connection with the payment by the Investors for the ADSs, the Investors intend to cause funds to be deposited with the Escrow Agent and Gentium intends to cause American Depositary Receipts (the “ADRs”) representing the ADSs to be deposited with the Escrow Agent by Bank of New York, ADR Division (the “Depositary”), in its capacity as Depositary of the ADSs; and

WHEREAS, it is a condition precedent to the Subscription Agreement that Gentium, ThinkEquity and the Escrow Agent enter into this Agreement.

NOW, THEREFORE, Gentium, ThinkEquity and the Escrow Agent hereby agree that, in consideration of the mutual promises and covenants contained herein, Escrow Agent shall hold in escrow and shall distribute Escrow Property and Escrow Funds (as defined herein) in accordance with and subject to the following Instructions and Terms and Conditions:

I. INSTRUCTIONS:

1.	Escrow Property and Escrow Funds

The property and funds to be deposited with Escrow Agent by Gentium and the Investors shall be as follows:

a. Escrow Property. Gentium will cause the Depositary to deliver ADRs representing an aggregate of 2,354,000 ADSs (the ADRs representing such ADSs being the “Escrow Property”) to the Escrow Agent, for prompt deposit into the escrow account at The Bank of New York. (Account No. 133193) (the “Escrow Account”). The Escrow Property shall be held, administered and disposed of by the Escrow Agent in accordance with the terms and conditions hereinafter set forth.

b. Escrow Funds. ThinkEquity will cause the Investors to deliver to the Escrow Agent an aggregate of $47,480,180 by wire transfer in immediately available funds (the “Escrow Funds”) for prompt deposit into the Escrow Account. The Escrow Funds shall be held, administered and disposed of by the Escrow Agent in accordance with the terms and conditions hereinafter set forth. The Escrow Agent shall have no obligation to pay interest on or to invest or reinvest any of the Escrow Funds.

c. Receipt. Upon receipt of all of the Escrow Property and the Escrow Funds, the Escrow Agent agrees to execute and deliver the Escrow Receipt in the form attached hereto as Exhibit A to Gentium and ThinkEquity.

2.	Distribution of Escrow Property and Escrow Funds

Upon receipt of the Distribution Instructions in the form attached hereto as Exhibit B executed by both Gentium and ThinkEquity, the Escrow Agent shall distribute the Escrow Funds to the recipients set forth on Schedule 1 hereto via wire transfer in immediately available funds and the Escrow Property to the Investors at the addresses set forth on Schedule 2 hereto.

3.	Addresses

Notices, instructions and other communications shall be sent:

To the Escrow Agent:

The Bank of New York
Global Finance Americas
Corporate Trust Division
101 Barclay Street, 4E
New York, NY 10286
Attn.: Nelson Kercado
Tel: 212-815-5213
Fax: 212-815-5366
E-mail: nkercado@bankofny.com

To Gentium:

Gentium S.p.A.
Rockefeller Group Business Centers, Inc.
45 Rockefeller Plaza, Suite 2000
New York, NY 10111
Attn.: Gary G. Gemignani
Tel: 212-332-1666
E-mail: GGemignani@gentium.com

With a copy to (which shall not constitute notice):

Epstein Becker & Green, P.C.
250 Park Avenue
New York, NY 10177
Attn.: Christopher M. Locke, Esq.
Tel: 212-351-4605
Fax: 212-878-8759
E-mail: clocke@ebglaw.com

To ThinkEquity:

ThinkEquity Partners LLC
600 Montgomery Street
San Francisco, CA 94111
Attn: Ted Mitchell
Tel: 415-249-6388
Fax: 415-249-0975
tmitchell@thinkequity.com

[Escrow Agreement by and among Bank of New York, Gentium and ThinkEquity]

4.	Distribution of Escrow Property Upon Termination

If, by February 28, 2007, the Escrow Agent does not receive all of the Escrow Property and all of the Escrow Funds, or does not receive the Disbursement Instruction executed by Gentium and ThinkEquity, the Escrow Agent shall return the Escrow Funds then held hereunder to the Investors as set forth on instructions to be provided by ThinkEquity and shall return the Escrow Property to the Depositary for cancellation.

5.	Compensation

(a)	As agreed between the Escrow Agent and Gentium in the signed fee schedule dated as of February 1, 2007.

(b)	Gentium shall pay all activity charges as per Escrow Agent’s current fee schedule.

(c)	Gentium shall be responsible for and shall reimburse Escrow Agent upon demand for all expenses, disbursements and advances incurred or made by Escrow Agent in connection with this Agreement.

6.	Consent for Amendment or Waiver by Depositors

Any requirement under this Agreement for a consent to waiver or for amendment to any part of this Agreement may be satisfied by getting the written consent of each party hereto.

II. TERMS AND CONDITIONS:

1.
The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among any or all of the Depositors or to which any Depositor is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from any Depositor or any entity acting on its behalf. Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

2.
This Agreement is for the exclusive benefit of the parties hereto and their respective successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

3.
If at any time Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects Escrow Property or Escrow Funds (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Escrow Property or Escrow Funds), Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

[Escrow Agreement by and among Bank of New York, Gentium and ThinkEquity]

4.
(a) Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from any Depositor or any entity acting on behalf of any Depositor, (ii) for any consequential, punitive or special damages, (iii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians, or (iv) for an amount in excess of the value of the Escrow Property and Escrow Funds, valued as of the date of deposit.

(b) If any fees, expenses or costs incurred by, or any obligations owed to, Escrow Agent hereunder are not promptly paid when due, Escrow Agent may reimburse itself therefor from the Escrow Property and Escrow Funds and may sell, convey or otherwise dispose of any Escrow Property for such purpose.

(c) As security for the due and punctual performance of any and all of Depositors’ obligations to Escrow Agent hereunder, now or hereafter arising, Depositors, individually and collectively, hereby pledge, assign and grant to Escrow Agent a continuing security interest in, and a lien on, the Escrow Property and Escrow Funds and all Distributions thereon or additions thereto (whether such additions are the result of deposits by Depositors or the investment of Escrow Property and Escrow Funds). The security interest of Escrow Agent shall at all times be valid, perfected and enforceable by Escrow Agent against Depositors and all third parties in accordance with the terms of this Escrow Agreement.

(d) Escrow Agent may consult with legal counsel at the expense of the Depositors as to any matter relating to this Escrow Agreement, and Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(e) Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

5.
Unless otherwise specifically set forth herein, Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. All such collections shall be subject to Escrow Agent’s usual collection practices or terms regarding items received by Escrow Agent for deposit or collection. Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

[Escrow Agreement by and among Bank of New York, Gentium and ThinkEquity]

6.
Escrow Agent shall provide to Depositors monthly statements identifying transactions, transfers or holdings of Escrow Property and each such statement shall be deemed to be correct and final upon receipt thereof by the Depositors unless Escrow Agent is notified in writing to the contrary within thirty (30) business days of the date of such statement.

7.
Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

8.
Notices, instructions or other communications shall be in writing and shall be given to the address set forth in the “Addresses” provision herein (or to such other address as may be substituted therefor by written notification to Escrow Agent or Depositors). Notices to Escrow Agent shall be deemed to be given when actually received by Escrow Agent’s Insurance Trust and Escrow Unit of the Corporate Trust Division. Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by Depositors or by a person or persons authorized by Depositors. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which Escrow Agent is open for business.

9.
Gentium shall be liable for and shall reimburse and indemnify Escrow Agent and hold Escrow Agent harmless from and against any and all claims, losses, liabilities, costs, damages or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising from or in connection with or related to this Escrow Agreement or being Escrow Agent hereunder (including but not limited to Losses incurred by Escrow Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence or willful misconduct on its part), provided, however, that nothing contained herein shall require Escrow Agent to be indemnified for Losses caused by its gross negligence or willful misconduct.

10.
(a) Depositors may remove Escrow Agent at any time by giving to Escrow Agent thirty (30) calendar days’ prior notice in writing signed by all Depositors. Escrow Agent may resign at any time by giving ten (10) calendar days’ prior written notice thereof.

(b) Within ten (10) calendar days after giving the foregoing notice of removal to Escrow Agent or receiving the foregoing notice of resignation from Escrow Agent, all Depositors shall jointly agree on and appoint a successor Escrow Agent. If a successor Escrow Agent has not accepted such appointment by the end of such 10-day period, Escrow Agent may, in its sole discretion, deliver the Escrow Property to any of the Depositors at the address provided herein or may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Escrow Agent in connection with such proceeding shall be paid by, and be deemed a joint and several obligation of, the Depositors.

(c) Upon receipt of the identity of the successor Escrow Agent, Escrow Agent shall either deliver the Escrow Property and Escrow Funds then held hereunder to the successor Escrow Agent, less Escrow Agent’s fees, costs and expenses or other obligations owed to Escrow Agent, or hold such Escrow Property and Escrow Funds (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid.

[Escrow Agreement by and among Bank of New York, Gentium and ThinkEquity]

(d) Upon delivery of the Escrow Property and Escrow Funds to successor Escrow Agent, Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

11.
(a) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by Escrow Agent hereunder, Escrow Agent may, in its sole discretion, refrain from taking any action other than to retain possession of the Escrow Property and Escrow Funds, unless Escrow Agent receives written instructions, signed by all Depositors, which eliminates such ambiguity or uncertainty.

(b) In the event of any dispute between or conflicting claims by or among the Depositors and/or any other person or entity with respect to any Escrow Property or Escrow Funds, Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property or Escrow Funds so long as such dispute or conflict shall continue, and Escrow Agent shall not be or become liable in any way to the Depositors for failure or refusal to comply with such conflicting claims, demands or instructions. Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to Escrow Agent or (ii) Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting. Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Depositors.

12.
This Agreement shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York. Each of the Depositors hereby submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in courts located within the City and State of New York or elsewhere as Escrow Agent may select. Each of the Depositors hereby waives the right to trial by jury and to assert counterclaims in any such proceedings. To the extent that in any jurisdiction any Depositor may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each hereby irrevocably agrees not to claim, and hereby waives, such immunity. Each Depositor waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) calendar days after the same is so mailed.

13.
Except as otherwise permitted herein, this Escrow Agreement may be modified only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

14.
The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

[Escrow Agreement by and among Bank of New York, Gentium and ThinkEquity]

15.
Each Depositor hereby represents and warrants (a) that this Escrow Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution, delivery and performance of this Escrow Agreement by Depositor do not and will not violate any applicable law or regulation.

16.
The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be enforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

17.	This Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto.

18.
This Agreement shall terminate upon the distribution of all Escrow Property and Escrow Funds from the Account. The provisions of these Terms and Conditions shall survive termination of this Escrow Agreement and/or the resignation or removal of the Escrow Agent.

19.
No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “The Bank of New York” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of Escrow Agent.

20.	The headings contained in this Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

21.
This Escrow Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

22.
The Escrow Agent does not have any interest in the Escrowed Property and Escrow Funds deposited hereunder but is serving as escrow holder only and having only possession thereof. Gentium shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrowed Property or Escrow Funds incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent any amounts that it is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Escrow Agent with appropriate W-9 forms for tax I.D., number certifications, or W-8 forms for non-resident alien certifications. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of funds which are a part of the Escrowed Property and Escrow Funds and is not responsible for any other reporting. This paragraph and paragraph (9) shall survive notwithstanding any termination of this Escrow Agreement or the resignation of the Escrow Agent.

[Escrow Agreement by and among Bank of New York, Gentium and ThinkEquity]

IN WITNESS WHEREOF, each of the parties has caused this Escrow Agreement to be executed by a duly authorized officer as of the day and year first written above.

THE BANK OF NEW YORK, as Escrow Agent

By:	/s/ Nelson Kercado
Name: Nelson Kercado
Title: Assistant Vice President

GENTIUM S.P.A.

By:	/s/ Laura Iris Ferro, M.D.
Name: Laura Iris Ferro, M.D.
Title: President and Chief Executive Officer

THINKEQUITY PARTNERS LLC

By:	/s/ David J. Strupp, Jr.
Name: David J. Strupp, Jr.
Title: Partner

Exhibit A

ESCROW RECEIPT

February 9, 2007

Gentium S.p.A.
Rockefeller Group Business Centers, Inc.
45 Rockefeller Plaza, Suite 2000
New York, NY 10111
Attn.: Gary G. Gemignani

ThinkEquity Partners, L.L.C.
600 Montgomery Street
San Francisco, CA 94111
Attn: Ted Mitchell

Re:	Gentium S.p.A. Escrow Agreement

Dear Ladies and Gentium:

The Bank of New York, as escrow agent pursuant to the Escrow Agreement dated February 6, 2007 among The Bank of New York, Gentium S.p.A. and ThinkEquity Partners, L.L.C., hereby confirms that it has received (a) all of the Escrow Property, as defined in the Escrow Agreement and (b) all of the Escrow Funds, as defined in the Escrow Agreement.

Sincerely,

THE BANK OF NEW YORK

By:
Name: Nelson Kercado
Title: Assistant Vice President

Exhibit B

DISTRIBUTION INSTRUCTIONS

February 9, 2007

The Bank of New York
Global Finance Americas
Corporate Trust Division
101 Barclay Street, 4E
New York, New York 10286
Attn.: Nelson Kercado

Re:	Gentium S.p.A. Escrow Agreement

Dear Ladies and Gentlemen:

We are writing with respect to the Escrow Agreement dated February 6, 2007 among The Bank of New York, as escrow agent, Gentium S.p.A. and ThinkEquity Partners LLC. You are hereby authorized to distribute the Escrow Property and the Escrow Funds (in each case as defined in the Escrow Agreement) as set forth in the attached Schedules 1 and 2, respectively.

Sincerely,

GENTIUM S.P.A.

By:
Name: Laura Iris Ferro, M.D.
Title: President and Chief Executive Officer

THINKEQUITY PARTNERS LLC

By:
Name: David J. Strupp, Jr.
Title: Partner

Attachments

SCHEDULE 1

DISTRIBUTION OF ESCROW PROPERTY

Purchaser	Address	Shares
Alexandra Global Master Fund Ltd.	c/o Law Offices of Brian W. Pusch Penthouse Suite 29 West 57th Street New York, NY 10019 Attention: Dov Gal, Esq.	190,000

Atlas Master Fund, LTD	135 E. 57th Street, 27th Flr. New York, NY 10022 Attention: Kirk Johansen	5,873

Caxton Advantage Life Sciences Fund, L.P.	c/o Caxton Associates, L.L.C. 731 Alexander Road, Building 2 Princeton, NJ 08540 Attention: Neil Sherron	170,000

Caxton International Limited	c/o Caxton Associates, L.L.C. 731 Alexander Road, Building 2 Princeton, NJ 08540 Attention: Neil Sherron	71,000

Chaumiere - Consultadoria & Servicos SDC Unipessoal LdA	Société Européenne de Banque S.A. 19-21, Bd du Prince Henri L-1724 Luxembourg (Luxembourg) Attention: Roberto Carlos de Castro Abreu	87,667

Credit Suisse Securities (USA) LLC	DTC (NY) Window DTC Part #355 55 Water Street New York, NY 10041 Attention: Robert Mendez (212) 855-2441	50,000

DAFNA LifeScience Ltd.	c/o DAFNA Capital Management, LLC 10990 Wilshire Blvd., Suite 1400 Los Angeles, CA 90024 Attention: Nathan Fischel, MD, CFA	23,360

DAFNA LifeScience Market Neutral Ltd.	c/o DAFNA Capital Management, LLC 10990 Wilshire Blvd., Suite 1400 Los Angeles, CA 90024 Attention: Nathan Fischel, MD, CFA	26,480

DAFNA LifeScience Select Ltd.	c/o DAFNA Capital Management, LLC 10990 Wilshire Blvd., Suite 1400 Los Angeles, CA 90024 Attention: Nathan Fischel, MD, CFA	70,160

Defiante Farmaceutica LdA	Société Européenne de Banque S.A. 19-21, Bd du Prince Henri L-1724 Luxembourg (Luxembourg) Attention: Paulo Viegas	87,666

GLG North American Opportunity Fund	c/o GLG Partners, LP One Curzon Street London W1J 5HB UNITED KINGDOM Attention: Mr. Jim O’Sullivan	170,000

Inverlochy Consultadoria & Servicos LdA	Société Européenne de Banque S.A. 19-21, Bd du Prince Henri L-1724 Luxembourg (Luxembourg) Attention: Roberto Carlos de Castro Abreu	87,667

J.P. Morgan Securities Inc.	277 Park Avenue, 11th Floor New York, NY 10172 Attention: Avik Roy	30,000

Millennium Partners, L.P.	666 Fifth Avenue New York, NY 10103 Attention: Andrew S. Jacobs, Esq.	200,000

Morgan Stanley & Co. Incorporated	c/o Bill Frazee 901 South Bond Street Baltimore, MD 21231	200,000

SMALLCAP World Fund, Inc.	c/o Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071 Attention: Michael J. Downer	300,000

Symphonia Sicav comparto Italia Flessibile	C.SO Matteotti, 7 20121 Milano ITALY Attention : Guido Crivellaro	70,000

Symphonia Sicav comparto Italia small cap	C.SO Matteotti, 7 20121 Milano ITALY Attention : Guido Crivellaro	70,000

UBS O’Connor LLC fbo O’Connor PIPES Corporate Strategies Master Limited	One North Wacker Drive Chicago, IL 60606 Attention :Nick Nocerino	125,000

Visium Balanced Fund, LP	Morgan Stanley & Co., Incorporated 1221 Avenue of the Americas, 28th Flr. New York, NY 10020 Attention: Andrew Knee (& Steve Gilson)	21,318

Visium Balanced Offshore Fund, LTD	Morgan Stanley & Co., Incorporated 1221 Avenue of the Americas, 28th Flr. New York, NY 10020 Attention: Andrew Knee (& Steve Gilson)	36,850

Visium Long Bias Fund, LP	Morgan Stanley & Co., Incorporated 1221 Avenue of the Americas, 28th Flr. New York, NY 10020 Attention: Andrew Knee (& Steve Gilson)	9,602

Visium Long Bias Offshore Fund, LTD	Morgan Stanley & Co., Incorporated 1221 Avenue of the Americas, 28th Flr. New York, NY 10020 Attention: Andrew Knee (& Steve Gilson)	26,357

Windmill Master Fund, L.P.	c/o Duquesne Capital Management, LLC 2579 Washington Road, Suite 322 Pittsburgh, PA 15241 Attention: Darren Martian	225,000

Total:		2,354,000

SCHEDULE 2

DISTRIBUTION OF ESCROW FUNDS

(To be kept on file at Gentium.)